EMail Address central@cwilson.com
Our File No. 14672/0001 / D/JJK/491901.1

CLARK, WILSON
BC's Law Firm for Business
Barristers & Solicitors
Patent & Trade-Mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Tax. 604.687.6314

August 12, 2003

SmarTire Systems, Inc.
Richmond Corporate Centre
Suite 150 - 13151 Vanier Place
Richmond, BC V6V 2J1

Dear Sirs:

Re: Registration Statement on Form S-8

We are counsel to SmarTire Systems Inc. (the "Company"), a corporation continued under the laws of the Yukon Territory. In such capacity, we have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 1,000,000 common shares (each, a "Share") in the capital of the Company issuable under stock options and other awards granted or to be granted pursuant to the Company's 2002 Stock Incentive Plan (U.S.) and the Company's 2002 Stock Incentive Plan (Non-U.S.) (collectively, the "2002 Plans").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the appropriate 2002 Plan, validly issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, British Columbia and Ontario but not admitted to practice in the Yukon Territory. However, we are generally familiar with the Business Corporations Act of the Yukon Territory (the "YBCA"), under which the Company has been duly and validly continued. We have made such inquiries with respect to the YBCA as we consider necessary to render this opinion with respect to a Yukon Territory corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Yukon Territory, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

HIO/jjk